OREGON STEEL MILLS, INC.
                                Portland, Oregon

FOR IMMEDIATE RELEASE                                            July 29, 2003
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Contact: Vicki Tagliafico
         (503) 240-5226

                       OREGON STEEL MILLS, INC. ANNOUNCES
                  JOE CORVIN TO STEP DOWN AS PRESIDENT AND CEO


Portland, Oregon, July 29, 2003, 2003/Business Wire/--Oregon Steel Mills Inc. (NYSE: OS) announces that effective July 31, 2003, Joe E. Corvin will step down as the President and Chief Executive Officer and as a director of the Company in order to pursue other interests. Mr. Corvin became President of the Company in December 1996 and Chief Executive Officer in January 2000. William Swindells, Chairman of the Board of Directors, said "During his tenure, Joe helped us build Oregon Steel Mills into one of the most diversified minimills in the U.S. In addition, Joe was critical in managing Oregon Steel Mils through one of the worst economic periods for steel companies. We thank him for his efforts on behalf of Oregon Steel Mills and wish him well."

The Board of Directors plans to appoint a successor at its upcoming Thursday Board meeting. In the interim, Chairman William Swindells will assume the roles of President and CEO.

Oregon Steel Mills, Inc. is organized into two divisions. The Oregon Steel Division produces steel plate, coil and welded pipe from plants located in Portland, Oregon, Napa, California and Camrose, Alberta, Canada. The Rocky Mountain Steel Mills Division, located in Pueblo, Colorado, produces steel rail, rod, bar, and tubular products.